OPEN PLAN SYSTEMS, INC.

          EXHIBIT 11 - Statement Re: Computation of Per Share Earnings


                                                             Three Months Ended                         Six Months Ended
                                                                   June 30,                                 June 30,
                                                          2001                 2000                 2001                2000
                                                    -------------------------------------------------------------------------------
Weighted average shares outstanding
   during the period                                        4,337                4,403                4,338                4,403

Assumed exercise of options less
   assumed acquisition of shares                                -                    -                    -                    -
                                                    -------------------------------------------------------------------------------
Total                                                       4,337                4,403                4,338                4,403
                                                    ===============================================================================


Net (loss) income used in computation                  $   (8,333)          $     (267)          $   (9,314)          $     (143)
                                                    ===============================================================================

(Loss)  per common share                               $    (1.92)          $     (.06)          $    (2.15)          $     (.03)
                                                    ===============================================================================
